American Rivers Oil Company
November 1, 1996
Page 1
                                                                    Exhibit 5.1



                            OPON DEVELOPMENT COMPANY
                            1675 Broadway, Suite 1050
                             Denver, Colorado 80202



                                November 1, 1996



American Rivers Oil Company
700 East 9th Avenue
Denver, Colorado 80203

Attention:  Karlton Terry
            Chief Executive Officer

Ladies and Gentlemen:

     This will confirm the mutual intentions of Opon Development Company, a Delaware corporation ("ODC"), and American Rivers Oil Company, a Wyoming corporation ("AROC"), as follows:

     1. Transaction. Based upon the mutual investigations completed to date, ODC and AROC, with the approval of their respective Boards of Directors, have determined that it is in the best interests of each company and their respective common shareholders that ODC and AROC combine into a single business enterprise. The parties will consider a holding company structure with separate subsidiaries holding the domestic and international properties, respectively. The form of the transaction is anticipated to be a merger of ODC with the successor to AROC (which will be reincorporated in Delaware as discussed below) ("AROC-Delaware"), or a wholly-owned subsidiary of AROC-Delaware, with AROC-Delaware as the surviving or ultimate parent corporation (the "Merger"). The transaction will be structured to qualify as a tax-free reorganization. Prior to the Merger (i) AROC will distribute to the Class A common shareholders of AROC all of the capital stock of its subsidiary, Bishop Capital Corporation ("Bishop"), the tax consequences of which will be addressed in the definitive agreement, (ii) AROC will pay in full any and all indebtedness owed by AROC to Bishop or its affiliates, and Bishop will release any outstanding lien on property of AROC,
(iii) AROC and Bishop will enter into a cross-indemnification agreement on terms mutually acceptable to AROC, Bishop and ODC, (iv) AROC will dispose of, without ongoing liability to AROC, that certain Louisiana property Bayou Chauvin, and
(v) AROC will be reincorporated in Delaware by merger into AROC-Delaware. In the reincorporation merger each outstanding share of AROC Common Stock and AROC Class B Common Stock will be converted into the immediate right to receive such percentage of a share of AROC-Delaware Common Stock as determined by the mutual agreement of the parties.

American Rivers Oil Company
November 1, 1996
Page 2



     2. Consideration. The number of shares of AROC- Delaware Common Stock for which each share of ODC Common Stock shall be exchanged at the Closing of the Merger shall be determined by dividing the number of ODC shares outstanding into the number of shares of AROC-Delaware representing 95% of the fully-diluted equity capital of AROC-Delaware at the time of the Merger, such that shareholders of AROC-Delaware immediately prior to the Merger will own 5% of AROC-Delaware immediately after the Merger, with the shareholders of ODC owning the remaining 95%. Such ownership ratio could change from 5%:95% to 10%:90%, or a ratio in between, pursuant to an agreement between the parties.

     3. Post-Merger Management. It is intended that immediately following the Merger, the Board of Directors of AROC- Delaware shall consist of Douglas K. Childs, James D. Brownlie, Orlyn Terry and John Alexander, or their nominees. Further, the senior management of AROC-Delaware shall be Douglas K. Childs, James D. Brownlie and Orlyn Terry. Karlton Terry and Jubal Terry shall remain employees of AROC-Delaware pursuant to employment agreements to be negotiated by the parties. As part of these employment agreements, Karlton and Jubal Terry shall waive any rights arising under existing arrangements, including those triggered by a change of control of AROC.

     4. Shareholder Matters. Each of AROC and ODC shall present the Merger Agreement to, and, subject to the fiduciary duties of the Board of Directors, shall recommend that their common shareholders vote in favor of the Merger at meetings of shareholders to be held at the earliest practicable date after the effectiveness of the registration statement discussed below. In that connection, AROC shall, as soon as practicable after the execution of the definitive Merger Agreement, prepare and file with the Securities and Exchange Commission a proxy statement with respect to the Merger and the related transactions. AROC, with the cooperation of ODC, shall use its best efforts to have the proxy statement cleared by the SEC, declared effective and mailed to the common shareholders of each of AROC and ODC as promptly as practicable. Promptly following the mailing, each of AROC and ODC shall convene a meeting of shareholders with respect to the foregoing.

     5. Covenants of AROC and ODC. From and after the date hereof until the termination of this Letter of Intent pursuant to Section 13 or until execution of the Merger Agreement which will contain similar terms, each of AROC and ODC will conduct its business only in the normal and ordinary course and, without the prior written consent of the other, it will not, among other things:

American Rivers Oil Company
November 1, 1996
Page 3


          (a) except for the issuance of shares of capital stock upon exercise or conversion of presently outstanding stock options, rights or convertible securities and, to the extent it does not adversely affect the tax-free nature of the Merger, for the current private placement of AROC common stock for up to $2,500,000 in the aggregate which shall be consummated prior to the Merger, issue or sell, or contract to issue or sell, any shares of capital stock or any of its subsidiaries or any securities convertible into or exchangeable for shares of capital stock or any of its subsidiaries or securities, warrants, options or rights to purchase any of the foregoing;

          (b) purchase or redeem any shares of capital stock;

          (c) declare or pay any dividends or agree to make any other distribution with respect to any shares of capital stock; or

          (d) amend its Articles of Incorporation or Bylaws.

     In addition, without the prior written consent of ODC, AROC will not:

          (a) incur any indebtedness in excess of $250,000 in the aggregate; or

          (b) make any expenditure in excess of $250,000 in the aggregate.

     In addition, without the prior written consent of AROC, ODC will not:

          (a) incur debt except pursuant to the Funding Agreement with Amoco Corporation or debt extended to ODC by current ODC shareholders, their successors or assigns in the amounts necessary to keep all accounts current and in good standing.

     6. Due Diligence. Each of AROC and ODC shall be permitted to make a full and complete investigation of the other's business, accounting, financial and legal affairs. Each of AROC and ODC shall give the other, and their authorized representatives, reasonable access during regular business hours to its employees, officers, assets and properties, as from time to time may be requested. The parties agree to use their best efforts to complete such due diligence investigations prior

American Rivers Oil Company
November 1, 1996
Page 4


to the execution of the definitive Merger Agreement and agree to promptly advise the other of any concerns noted. All information gained from such investigation by either party concerning the business or affairs of the other shall be subject to the Confidentiality Agreement attached hereto, between them, which agreement shall continue in effect in accordance with its terms.

     7. Announcements. Prior to execution of the definitive Merger Agreement, neither party shall issue any statement or communication to the public regarding the transaction without the consent of the other party, which consent shall not be unreasonably withheld, and except that this restriction shall be subject to AROC's obligation to comply with applicable securities laws. AROC agrees to consult with ODC and its counsel with respect to any public announcement it believes is required.

     8. Definitive Agreement. The transactions contemplated hereby will be evidenced by a definitive Merger Agreement to be executed by AROC, ODC and each of the significant shareholders of each and containing customary representations and warranties by AROC and ODC, including, but not limited to, financial statements, litigation, tax liabilities, title matters, employee matters, environmental liabilities and any other unknown or undisclosed liabilities relating to actions, events or conditions existing prior to the Closing. The representations and warranties contained in the Merger Agreement shall not survive the closing of the Merger. The Merger Agreement will also contain representations and warranties by AROC with respect to issuance of the shares to the shareholders of ODC customary for a public company issuing shares in a transaction of this nature and will contain the following conditions to closing:

          (a) ODC and AROC shall be satisfied with the results of their due diligence examination of the other;

          (b) There shall have been no material adverse change since March 31, 1995 in the financial condition, operating results, customer and employee relations, business, prospects, or financing arrangements of either party;

          (c) The parties shall have obtained all governmental and third party consents, approvals and waivers, if any, necessary to permit the consummation of the Merger and the related transactions; and

American Rivers Oil Company
November 1, 1996
Page 5



          (d) The parties shall have arranged for debt financing by NM Rothschild & Sons Limited on terms and conditions acceptable to ODC.

     The definitive agreements shall also provide for demand and piggyback registration rights for the former shareholders of ODC.

     9. Expenses. Except as provided below, if the Closing is not consummated, all fees and expenses incurred in connection with the negotiation and/or effectuation of the transactions contemplated hereby shall be the obligation of the respective party incurring such fees and expenses. If the Closing is consummated, AROC-Delaware, as the surviving corporation, shall pay all legal, accounting and other professional services and costs incurred by ODC or its shareholders by reason of the negotiation and/or effectuation of the several transactions contemplated hereby. ODC and its affiliates are committing significant time and expense, incurring significant disruption of their organization and foregoing other opportunities, in order to pursue the transactions contemplated hereby. Accordingly, if this letter of intent is terminated by written notice by AROC pursuant to Section 13 hereof, AROC shall pay ODC, immediately upon such termination, its out-of-pocket expenses, including attorney's fees. If AROC shall fail to make such payment when due, it shall also pay to ODC all costs and expenses (including reasonable attorney's fees) incurred by ODC in connection with the collection thereof, plus interest at a rate of 10% per annum. If this letter of intent is terminated by written notice by ODC pursuant to Section 13 hereof, ODC shall pay AROC, immediately upon such termination, its out-of-pocket expenses, including attorney's fees, except those fees and expenses charged by Rothschild Natural Resources, L.L.C. If ODC shall fail to make such payment when due, it shall also pay to AROC all costs and expenses (including reasonable attorney's fees) incurred by AROC in connection with the collection thereof, plus interest at a rate of 10% per annum.

     10. Brokerage. Each party represents and warrants to the other party that it has not incurred any obligations or liabilities for brokerage or finders' fees or agents' commissions or like payment in connection with the transactions contemplated by this letter.

     11. Counterparts. This letter may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all of which counterparts, taken together, shall constitute one and the same agreement. Signatures may be exchanged by telecopy, with original signatures to follow. Each party hereto agrees to be bound by its own telecopied signature and that he or it accepts the telecopied signature of the other parties hereto.

American Rivers Oil Company
November 1, 1996
Page 6

     12. No Strict Construction. The language used in this letter shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any person.

     13. Termination. Subject to the provisions of Section 9 and Section 14 hereof, either party shall be entitled to terminate this Letter of Intent at any time, by written notice to the other party, without cause and without liability to the other. Further, if definitive agreements with respect to the transactions contemplated hereby have not been entered into prior to 5:00 p.m. Mountain time on November 30, 1996, this Letter of Intent shall terminate and be of no further force and effect unless extended by mutual agreement.

     14. Binding and Non Binding Aspects.

          (a) Except as hereinafter set forth, (i) the understandings contained herein do not constitute a binding agreement between the parties hereto but merely express their intent with respect thereto and (ii) the understandings contained herein shall only become binding when a definitive agreement is executed. Anything contained herein to the contrary notwithstanding, the obligations of the parties hereto pursuant to Sections 5, 6, 7, 9, 10, 11, 12, 13 and this Section 14 are intended to be binding and enforceable obligations of the parties. The provisions of Section 9 and the last sentence of Section 6 shall continue in full force and effect following the termination or expiration of this Letter of Intent. In addition, all obligations of the parties under the Confidentiality Agreement shall survive the termination or expiration of this Letter of Intent.

          (b) To the extent set forth in subparagraph (a) of this Section 14, this Letter of Intent shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; but shall not be assignable without the prior written consent of the other party hereto.

     Except for the provisions of Sections 5, 6, 7, 9, 10, 11, 12, 13 and 14 above, each of which shall be deemed to be an agreement and binding upon both ODC and AROC, it is understood that this letter does not constitute or give rise to any legally binding commitment. ODC and AROC understand that this letter is

American Rivers Oil Company
November 1, 1996
Page 7

intended to set forth the fundamentals of the proposed combination, but that the foregoing intentions may be revised and new issues presented upon further investigation by AROC or ODC.

     Please indicate your acceptance and approval of the foregoing proposal and statement of our intentions by signing below.

                                      Very truly yours,

                                      OPON DEVELOPMENT COMPANY


                                      By:  /S/  DOUGLAS K. CHILDS
                                          -------------------------------------
                                           Douglas K. Childs
                                           President


          The foregoing is accepted and approved as of the date first above written.

                                      AMERICAN RIVERS OIL COMPANY


                                      By:  /S/  KARLTON TERRY
                                           ------------------------------------
                                           Karlton Terry
                                           Chief Executive Officer